PRESS RELEASE OF PAYCHEX, INC. DATED JUNE 25, 2025

Paychex, Inc. Reports Fourth Quarter and Full Year 2025 Results

•
Double Digit Revenue Growth in Fourth Quarter
•
Completed the Acquisition of Paycor HCM, Inc. ("Paycor")
•
Issues Fiscal 2026 Business Outlook

Rochester, N.Y. (June 25, 2025) - Paychex, Inc. (Nasdaq: PAYX) (the "Company," "Paychex," "we," "our," or "us") today reported results for the fiscal quarter ended May 31, 2025 (the "fourth quarter") and fiscal year ended May 31, 2025 ("fiscal 2025"). Results compared with the same period last year are as follows:

	Fourth Quarter			Fiscal Year
In millions, except per share amounts	2025	2024	Change(2)	2025	2024	Change(2)
Total revenue	$1,427.3	$1,295.1	10%	$5,571.7	$5,278.3	6%
Operating income	$431.1	$481.8	(11)%	$2,207.7	$2,174.1	2%
Adjusted operating income(1)	$576.7	$521.3	11%	$2,370.0	$2,213.6	7%
Operating margin	30.2%	37.2%		39.6%	41.2%
Adjusted operating margin(1)	40.4%	40.2%		42.5%	41.9%
Diluted earnings per share	$0.82	$1.05	(22)%	$4.58	$4.67	(2)%
Adjusted diluted earnings per share(1)	$1.19	$1.12	6%	$4.98	$4.72	6%

(1)
Adjusted operating income, adjusted operating margin, and adjusted diluted earnings per share are not United States ("U.S.") generally accepted accounting principle ("GAAP") measures. Please refer to the "Non-GAAP Financial Measures" section on page 4 of this press release for a discussion of non-GAAP measures.
(2)
Percentage changes are calculated based on unrounded numbers.

“Paychex demonstrated solid performance this year against our strategic objectives, underscoring our ability to effectively navigate dynamic market conditions while continuing to enhance our customer experience and market position, and maintaining our industry-leading operating margins,” stated John Gibson, President and Chief Executive Officer. “We delivered 10% revenue growth in the fourth quarter, reflecting continued execution across the business and the addition of Paycor. Our strong client retention this year is a testament to the value we deliver as a trusted partner in our customers' growth and success, particularly during challenging and uncertain times. The strategic investments we continued to make in AI, technology and our customer experience played a significant role in our growth in revenue and profitability, contributing to strong adjusted operating margin expansion this year despite margin headwinds from Paycor and the discontinued Employee Retention Tax Credit (“ERTC”) program.”

Gibson added, “With the successful completion of the Paycor acquisition and significant progress made on the integration, Paychex is better positioned than ever before for continued success in the digital and AI-driven era of human capital management ("HCM"). This strategic move strengthens our capabilities upmarket; expands our total addressable market; enhances our strategic partner network; and provides additional opportunity for cross sell across our client base. The anticipated cost and revenue synergies, coupled with our commitment to innovation and customer-centric solutions, we believe will position us to continue our long-standing commitment to deliver robust returns and create long-term shareholder value.”

Fourth Quarter Business Highlights

Total revenue increased to $1.4 billion for the fourth quarter, representing growth of 10% over the prior year period. Highlights as compared with the corresponding prior year period are as follows:

Management Solutions revenue increased 12% to $1.0 billion for the fourth quarter, primarily due to the following:

•
The acquisition of Paycor; and
•
Higher revenue per client resulting from price realization and product penetration, including HR Solutions and Retirement.

Excluding the acquisition of Paycor, Management Solutions revenue increased approximately 3% compared with the corresponding prior year period.

Professional Employer Organization ("PEO") and Insurance Solutions revenue increased 4% to $340.3 million for the fourth quarter, primarily due to the following:

•
Growth in the number of average PEO worksite employees; and
•
Increase in PEO insurance revenues.

Interest on funds held for clients increased 18% to $45.2 million for the fourth quarter, primarily due to the acquisition of Paycor. Excluding the acquisition of Paycor, interest on funds held for clients increased approximately 3% compared with the corresponding year period.

Total expenses increased 22% to $1.0 billion for the fourth quarter, primarily impacted by the following factors:

•
Acquisition-related costs associated with Paycor;
•
Increase in compensation-related expenses, primarily due to the acquisition of Paycor; and
•
Continued investment in product, technology, data, and AI; partially offset by
•
Cost optimization initiatives totaling $39.5 million recognized in the prior year period.

Excluding the acquisition of Paycor and the prior year period cost optimization initiatives noted above, total expenses increased 1% for the fourth quarter compared to the prior year period.

Operating income decreased 11% to $431.1 million for the fourth quarter. Operating margin (operating income as a percentage of total revenue) was 30.2% for the fourth quarter compared to 37.2% for the prior year period. Adjusted operating income(1) grew 11% to $576.7 million for the fourth quarter. Adjusted operating margin(1) (adjusted operating income as a percentage of total revenue) was 40.4% for the fourth quarter compared to 40.2% for the prior year period. Excluding Paycor, adjusted operating margin(1) expanded by approximately 110 basis points compared to the prior year period.

Interest expense increased $54.2 million to $63.7 million for the fourth quarter, primarily due to the issuance of incremental debt to finance the acquisition of Paycor and acquisition-related costs.

Our effective income tax rate was 23.7% for the fourth quarter and 22.8% for the prior year period. Both periods were affected by the recognition of discrete tax impacts related to employee stock-based compensation payments.

Diluted earnings per share decreased 22% to $0.82 per share and adjusted diluted earnings per share(1) increased 6% to $1.19 per share for the fourth quarter.

(1)
Adjusted operating income, adjusted operating margin, and adjusted diluted earnings per share are not U.S. GAAP measures. Please refer to the "Non-GAAP Financial Measures" section on page 4 of this press release for a discussion of non-GAAP measures.

Fiscal Year Business Highlights

Highlights for fiscal 2025 as compared with the corresponding prior year are as follows:

•
Total revenue increased 6% to $5.6 billion.
•
Operating income increased 2% to $2.2 billion and adjusted operating income(1) increased 7% to $2.4 billion.
•
Operating margin was 39.6% for the fiscal year compared to 41.2% for the prior year. Adjusted operating margin(1) was 42.5% for the fiscal year compared to 41.9% for the prior year.
•
Diluted earnings per share decreased 2% to $4.58 per share. Adjusted diluted earnings per share(1) increased 6% to $4.98 per share.

(1)
Adjusted operating income, adjusted operating margin, and adjusted diluted earnings per share are not U.S. GAAP measures. Please refer to the "Non-GAAP Financial Measures" section on page 4 of this press release for a discussion of non-GAAP measures.

Financial Position and Liquidity

Our financial position and cash flow generation remained strong during fiscal 2025. As of May 31, 2025, we had:

•
Cash, restricted cash, and total corporate investments of $1.7 billion.
•
Short-term and long-term borrowings, net of debt issuance costs, of $5.0 billion, an increase of $4.1 billion compared to May 31, 2024, primarily related to the financing for the Paycor acquisition.
•
Cash flow from operations was $2.0 billion for the fiscal year.
•
Cash used from investing activities was $3.7 billion for the fiscal year, primarily related to acquisitions.
•
Cash flow from financing activities was $2.6 billion for the fiscal year, primarily related to the financing for the Paycor acquisition.

Return to Stockholders During Fiscal 2025

•
Paid cumulative dividends of $4.02 per share totaling $1.4 billion, resulting in a dividend payout ratio of 87% of net income.
•
Repurchased 828,855 shares of our common stock for $104.0 million.

Non-GAAP Financial Measures

	For the three months ended			For the twelve months ended
	May 31,			May 31,
$ in millions, except per share amounts	2025	2024	Change	2025	2024	Change
Operating income	$431.1	$481.8	(11)%	$2,207.7	$2,174.1	2%
Non-GAAP adjustments:
Acquisition-related costs(1)	145.6	—		162.3	—
Cost optimization initiatives(2)	—	39.5		—	39.5
Adjusted operating income	$576.7	$521.3	11%	$2,370.0	$2,213.6	7%
Adjusted operating margin	40.4%	40.2%		42.5%	41.9%

Net income	$297.2	$379.9	(22)%	$1,657.3	$1,690.4	(2)%
Non-GAAP adjustments:
Acquisition-related costs(1)	166.4	—		196.3	—
Cost optimization initiatives(2)	—	39.5		—	39.5
Tax impact of above adjustments	(33.3)	(9.6)		(40.6)	(9.6)
Excess tax benefit related to employee stock-based compensation payments(3)	(0.7)	(5.7)		(10.1)	(11.2)
Adjusted net income	$429.6	$404.1	6%	$1,802.9	$1,709.1	5%

Diluted earnings per share(4)	$0.82	$1.05	(22)%	$4.58	$4.67	(2)%
Non-GAAP adjustments:
Acquisition-related costs(1)	0.46	—		0.54	—
Cost optimization initiatives(2)	—	0.11		—	0.11
Tax impact of above adjustments	(0.09)	(0.03)		(0.11)	(0.03)
Excess tax benefit related to employee stock-based compensation payments(3)	(0.00)	(0.02)		(0.03)	(0.03)
Adjusted diluted earnings per share	$1.19	$1.12	6%	$4.98	$4.72	6%

Net income	$297.2	$379.9	(22)%	$1,657.3	$1,690.4	(2)%
Non-GAAP adjustments:
Interest expense/(income), net	43.2	(12.1)		32.6	(45.4)
Income taxes	92.1	111.9		518.6	527.6
Depreciation and amortization expense	85.7	45.6		209.5	176.5
EBITDA	$518.2	$525.3	(1)%	$2,418.0	$2,349.1	3%
Non-GAAP adjustments:
Acquisition-related costs(1)	104.9	—		121.6	—
Cost optimization initiatives(2)	—	39.5		—	39.5
Adjusted EBITDA	$623.1	$564.8	10%	$2,539.6	$2,388.6	6%

(1)
Acquisition-related costs included in selling, general and administrative expenses include (i) $40.7 million for the fourth quarter and $40.7 million for fiscal 2025 in amortization of intangibles acquired in the acquisition of Paycor, (ii) $70.8 million for the fourth quarter and $70.8 million for fiscal 2025 in compensation costs related to the acquisition and integration of Paycor, including replacement awards, severance, and retention and transaction bonuses, and (iii) $34.1 million for the fourth quarter and $50.8 million for fiscal 2025 in other acquisition-related costs, primarily reflecting professional service fees. Acquisition-related costs included in interest expense includes $20.8 million for the fourth quarter and $34.0 million for fiscal 2025 reflecting the amortization of financing fees related to debt instruments associated with the financing of the Paycor acquisition and the excluded component of the initial fair value of the interest rate swaption contracts.
(2)
Cost optimization initiatives recognized in fiscal 2024 include further reductions to our geographic footprint, reprioritization of certain technology investments and headcount optimization.
(3)
Net tax windfall benefits related to employee stock-based compensation payments recognized in income taxes. This item is subject to volatility and will vary based on employee decisions on exercising employee stock options and fluctuations in our stock price, neither of which is within the control of management.
(4)
The calculation of the impact of non-GAAP adjustments on diluted earnings per share is performed on each line independently. The table may not add down by +/- $0.01 due to rounding.

In addition to reporting operating income, operating margin, net income, and diluted earnings per share, which are U.S. GAAP measures, we present adjusted operating income, adjusted operating margin, adjusted net income, adjusted diluted earnings per share, earnings before interest, taxes, depreciation, and amortization ("EBITDA"), and adjusted EBITDA, which are non-GAAP measures. We believe these additional measures are indicators of the performance of our core business operations period over period. Adjusted operating income, adjusted operating margin, adjusted net income, adjusted diluted earnings per share, EBITDA, and adjusted EBITDA are not calculated through the application of U.S. GAAP and are not required forms of disclosure by the Securities and Exchange Commission ("SEC"). As such, they should not be considered a substitute for the U.S. GAAP measures of operating income, operating margin, net income, and diluted earnings per share, and, therefore, they should not be used in isolation but in conjunction with the U.S. GAAP measures. The use of any non-GAAP measure may produce results that vary from the U.S. GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

Business Outlook

Our business outlook for the fiscal year ending May 31, 2026 ("fiscal 2026") incorporates current assumptions and market conditions and excludes acquisition-related costs. Changes in the macroeconomic environment could alter our guidance. With consideration of these impacts, we have updated our business outlook as follows:

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Total revenue is anticipated to grow in the range of 16.5% to 18.5%.
•
Adjusted diluted earnings per share(1) is anticipated to grow in the range of 8.5% to 10.5%.
•
Management Solutions revenue is anticipated to grow in the range of 20.0% to 22.0%.
•
PEO and Insurance Solutions revenue is anticipated to grow in the range of 6.0% to 8.0%.
•
Interest on funds held for clients is expected to be in the range of $190 million to $200 million.
•
Adjusted operating margin(1) is anticipated to be approximately 43%.
•
The effective income tax rate for fiscal 2026 is anticipated to be in the range of 24% to 25%.

(1) Adjusted operating margin and adjusted diluted earnings per share are not U.S. GAAP measures. Please refer to the "Non-GAAP Financial Measures" section on page 4 of this press release for a discussion of non-GAAP measures.

Annual Report on Form 10-K ("Form 10-K")

We anticipate filing our Form 10-K before the end of July 2025, and it will be available at https://investor.paychex.com. This press release should be read in conjunction with the Form 10-K and the related Notes to Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in that Form 10-K.

Webcast Details

Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for June 25, 2025, at 9:30 a.m. Eastern Time, at https://investor.paychex.com. The webcast will be archived for approximately 90 days. Our news releases, current financial information, SEC filings, and investor presentations are also accessible at https://investor.paychex.com.

Contacts

Investor Relations:	Media Relations:
Rachel White	Tracy Volkmann
Head of Investor Relations	Manager, Public Relations
(513) 954-7388	(585) 387-6705
investors@paychex.com	tvolkmann@paychex.com

About Paychex

Paychex, Inc. (Nasdaq: PAYX) is the digitally driven HR leader that is reimagining how companies address the needs of today's workforce with the most comprehensive, flexible, and innovative HCM solutions for organizations of all sizes. Offering a full spectrum of HR advisory and employee solutions, Paychex pays one out of every 11 American private sector workers and is raising the bar in HCM for nearly 800,000 customers in the U.S. and Europe. Every member of the Paychex team is committed to fulfilling the Company's purpose of helping businesses succeed. Visit www.paychex.com to learn more.

Cautionary Note Regarding Forward-Looking Statements

Certain written statements in this press release may contain, and members of management may from time to time make or discuss statements which constitute, "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as "expect," "outlook," "will," guidance," "projections," "strategy," "anticipate," "believe," "can," "could," "may," "possible," "potential" "should," and other similar words or phrases. Forward-looking statements include, without limitation, all matters that are not historical facts. Examples of forward-looking statements include, among others, statements we make regarding the integration of Paycor, operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to our outlook, revenue growth, earnings, earnings-per-share growth, and similar projections.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to known and unknown uncertainties, risks, changes in circumstances, and other factors that are difficult to predict, many of which are outside our control. Our actual performance and outcomes, including without limitation, our actual results and financial condition, may differ materially from those indicated in or suggested by the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•
our ability to keep pace with changes in technology or provide timely enhancements to our solutions and support;
•
software defects, undetected errors, and development delays for our solutions;
•
the possibility of cyberattacks, security vulnerabilities or Internet disruptions, including data security and privacy leaks, and data loss and business interruptions;
•
the possibility of failure of our business continuity plan during a catastrophic event;
•
the failure of third-party service providers to perform their functions;
•
the possibility that we may be exposed to additional risks related to our co-employment relationship with our PEO business;
•
changes in health insurance and workers’ compensation insurance rates and underlying claim trends;
•
risks related to acquisitions and the integration of the businesses we acquire, including risks related to the acquisition and integration of Paycor;
•
our clients’ failure to reimburse us for payments made by us on their behalf;
•
the effect of changes in government regulations mandating the amount of tax withheld or the timing of remittances;
•
our failure to comply with covenants in our corporate bonds and debt agreements;
•
changes in governmental regulations, laws, and policies;
•
our ability to comply with U.S. and foreign laws and regulations;
•
our compliance with data privacy and artificial intelligence laws and regulations;

•
our failure to protect our intellectual property rights;
•
potential outcomes related to pending or future litigation matters;
•
the impact of macroeconomic factors on the U.S. and global economy, and in particular on our small- and medium-sized business clients;
•
volatility in the political and economic environment, including inflation and interest rate changes;
•
our ability to attract and retain qualified people; and
•
the possible effects of negative publicity on our reputation and the value of our brand.

Any of these factors, as well as such other factors as discussed in our SEC filings, could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known as of the date of this press release, and any forward-looking statements made by us in this document speak only as of the date on which they are made. Except as required by law, we undertake no obligation to update these forward-looking statements after the date of issuance of this press release to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except per share amounts)

	For the three months ended			For the twelve months ended
	May 31,			May 31,
	2025	2024	Change(2)	2025	2024	Change(2)
Revenue:
Management Solutions	$1,041.8	$930.3	12%	$4,067.1	$3,866.4	5%
PEO and Insurance Solutions	340.3	326.6	4%	1,342.9	1,265.6	6%
Total service revenue	1,382.1	1,256.9	10%	5,410.0	5,132.0	5%
Interest on funds held for clients(1)	45.2	38.2	18%	161.7	146.3	10%
Total revenue	1,427.3	1,295.1	10%	5,571.7	5,278.3	6%
Expenses:
Cost of service revenue	393.9	375.2	5%	1,540.4	1,479.3	4%
Selling, general and administrative expenses	602.3	438.1	37%	1,823.6	1,624.9	12%
Total expenses	996.2	813.3	22%	3,364.0	3,104.2	8%
Operating income	431.1	481.8	(11)%	2,207.7	2,174.1	2%
Interest expense	(63.7)	(9.5)	n/m	(105.4)	(37.3)	n/m
Other income, net(1)	21.9	19.5	12%	73.6	81.2	(9)%
Income before income taxes	389.3	491.8	(21)%	2,175.9	2,218.0	(2)%
Income taxes	92.1	111.9	(18)%	518.6	527.6	(2)%
Net income	$297.2	$379.9	(22)%	$1,657.3	$1,690.4	(2)%

Basic earnings per share	$0.82	$1.06	(23)%	$4.60	$4.69	(2)%
Diluted earnings per share	$0.82	$1.05	(22)%	$4.58	$4.67	(2)%
Weighted-average common shares outstanding	360.3	360.0		360.2	360.3
Weighted-average common shares outstanding, assuming dilution	362.3	361.8		362.0	362.1
Cash dividends per common share	$1.08	$0.98		$4.02	$3.65

(1)
Further information on interest on funds held for clients and other income, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Quarterly Reports on Form 10-Q and our Annual Report on Form 10-K, as applicable, under the caption "Management’s Discussion and Analysis of Financial Condition and Results of Operations" and subheadings "Results of Operations" and "Market Risk Factors." These filings are accessible at https://investor.paychex.com.
(2)
Percentage changes are calculated based on unrounded numbers.

n/m – not meaningful

n/m – not meaningful

PAYCHEX, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except per share amounts)

	May 31,
	2025	2024
ASSETS
Cash and cash equivalents	$1,628.6	$1,468.9
Restricted cash	47.9	47.8
Corporate investments	34.5	33.9
Interest receivable	27.9	23.3
Accounts receivable, net of allowance for credit losses	1,330.5	1,059.6
PEO unbilled receivables, net of advance collections	616.6	542.4
Prepaid income taxes	38.9	47.5
Prepaid expenses and other current assets	378.3	321.9
Current assets before funds held for clients	4,103.2	3,545.3
Funds held for clients	4,813.3	3,706.2
Total current assets	8,916.5	7,251.5
Long-term corporate investments	—	3.7
Property and equipment, net of accumulated depreciation	511.5	411.7
Operating lease right-of-use assets, net of accumulated amortization	63.8	46.9
Intangible assets, net of accumulated amortization	1,947.3	194.5
Goodwill	4,514.1	1,882.7
Long-term deferred costs	482.4	477.1
Other long-term assets	128.5	115.0
Total assets	$16,564.1	$10,383.1

LIABILITIES
Accounts payable	$129.8	$104.3
Accrued corporate compensation and related items	183.9	135.0
Accrued worksite employee compensation and related items	735.8	662.4
Short-term debt	18.6	18.7
Long-term debt, net, current portion	399.8	—
Deferred revenue	69.4	50.2
Other current liabilities	552.0	469.8
Current liabilities before client fund obligations	2,089.3	1,440.4
Client fund obligations	4,867.0	3,868.7
Total current liabilities	6,956.3	5,309.1
Accrued income taxes	119.0	102.6
Deferred income taxes	444.7	86.0
Long-term debt, net	4,548.4	798.6
Operating lease liabilities	55.5	49.0
Other long-term liabilities	312.2	236.8
Total liabilities	12,436.1	6,582.1

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; Authorized: 600.0 shares; Issued and outstanding: 360.5 shares as of May 31, 2025 and 360.1 shares as of May 31, 2024	3.6	3.6
Additional paid-in capital	1,901.1	1,729.5
Retained earnings	2,277.0	2,213.0
Accumulated other comprehensive loss	(53.7)	(145.1)
Total stockholders’ equity	4,128.0	3,801.0
Total liabilities and stockholders’ equity	$16,564.1	$10,383.1

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	For the twelve months ended
	May 31,
	2025	2024
OPERATING ACTIVITIES
Net income	$1,657.3	$1,690.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	209.5	176.5
Amortization of premiums and discounts on available-for-sale securities, net	23.4	(7.0)
Amortization of deferred contract costs	236.5	231.7
Stock-based compensation costs	111.8	61.1
Benefit from deferred income taxes	(15.8)	(29.8)
Provision for allowance for credit losses	24.2	19.8
Net realized losses on sales of available-for-sale securities	0.4	2.6
Net realized losses on disposal of assets	3.7	32.8
Premiums paid on cash flow hedges	(19.2)	—
Changes in operating assets and liabilities:
Interest receivable	(3.8)	1.1
Accounts receivable and PEO unbilled receivables, net	(106.1)	113.0
Prepaid expenses and other current assets	(12.0)	(25.2)
Accounts payable and other current liabilities	67.9	(127.0)
Deferred costs	(246.5)	(244.9)
Net change in other long-term assets and liabilities	21.9	6.1
Net change in operating lease right-of-use assets and liabilities	(2.1)	(3.5)
Net cash provided by operating activities	1,951.1	1,897.7
INVESTING ACTIVITIES
Purchases of available-for-sale securities	(14,302.9)	(6,868.5)
Proceeds from sales and maturities of available-for-sale securities	14,292.5	7,161.2
Net change in purchased receivables	(157.3)	(153.8)
Purchases of property and equipment	(191.8)	(161.4)
Acquisition of businesses, net of cash acquired	(3,287.4)	(208.3)
Purchases of other assets	(29.8)	(30.1)
Net cash used in investing activities	(3,676.7)	(260.9)
FINANCING ACTIVITIES
Net change in client fund obligations	(21.0)	(425.3)
Net proceeds from short-term borrowings	—	9.0
Proceeds from the issuance of corporate bonds	4,180.9	—
Dividends paid	(1,448.5)	(1,315.3)
Repurchases of common shares	(104.5)	(169.2)
Debt issuance costs	(47.8)	—
Activity related to equity-based plans	3.8	26.1
Net cash provided by/(used in) financing activities	2,562.9	(1,874.7)
Net change in cash, restricted cash, and equivalents	837.3	(237.9)
Cash, restricted cash, and equivalents, beginning of fiscal year	1,897.0	2,134.9
Cash, restricted cash, and equivalents, end of fiscal year	$2,734.3	$1,897.0

Reconciliation of cash, restricted cash and equivalents
Cash and cash equivalents	$1,628.6	$1,468.9
Restricted cash	47.9	47.8
Restricted cash and restricted cash equivalents included in funds held for clients	1,057.8	380.3
Total cash, restricted cash, and equivalents	$2,734.3	$1,897.0